Clean Diesel Technologies	Exhibit 10(u)

Clean Diesel Technologies, Inc.
10 Middle Street, Suite 1100
Bridgeport, CT  06604
Tel:  (203) 416-5290
Fax:  (203) 416-5188
www.cdti.com

January 26, 2010

Mr. David F. Merrion
4526 Lakeshore Court
Brighton MI  48116

Re:  Consulting Agreement

Further to your discussions by phone and email Friday with Ted Carvis our patent counsel, we appreciate your willingness to consult with Clean Diesel Technologies, Inc. (“we” and “us”), and likely serve as our expert witness, in connection with a European patent opposition relating to European Patent No. 998 625, all as we may request from time to time.  The following is our understanding of the arrangement between us for the provision of those consulting services.  If you are in accord with that understanding, please sign below where indicated and fax a copy of this signed letter agreement to me at the above fax number.

Your services will likely involve reading materials that Ted Carvis has sent to you and that you find by independent research and preparation of an expert’s statement in February relating to the issues of clarity, novelty and inventive step as questioned by the EPO in the papers recently sent to you.  Your consultation may also involve meetings with Ted Carvis, me and our European counsel, Vossius & Partner of Munich, by phone and also travel to Munich for oral proceedings in March.  As is appropriate and possible, we may seek to extend these dates.

We will reimburse you for your time spent on these activities at an hourly rate of $300.00, or a daily maximum of $3000.00.  We will also reimburse you for ordinary and necessary out-of-pocket expenses that you may incur in connection with your activities on our behalf, such as travel (coach fare), lodging, meals, telephone and fax charges, etc.  We understand that you will not charge for travel time except as you may during travel review materials pertinent to your consulting assignment.  Your invoices should be sent directly to me for payment.

You agree that you will treat your discussions with Ted Carvis, me Vossius & Partner and others of our employees, officers and directors, and any documents and information provided to you, as confidential; that you will not disclose any such documents or information to any other persons without our prior consent; and that you will use such information and documents only for the purpose of this present engagement and that any materials or work product you prepare shall be our property.  You will also agree not to render services to others in connection with matters adverse to Clean Diesel Technologies’ interests in this matter.

Thanks in advance for your cooperation and assistance.  We look forward to working with you.

Sincerely,

/s/  C.W. Grinnell

Charles W. Grinnell
Vice President, General Counsel
  & Secretary

Agreed to and Accepted this 27th day of January, 2010.

/s/  David F. Merrion

David F. Merrion